UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2008

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 28, 2008, Learning Tree International, Inc. (the “Company”) announced that a special committee of its independent directors has decided to solicit offers to purchase the Company. In connection with that decision, on May 27, 2008, the Compensation Committee of the Board of Directors of approved:

•

agreements to pay each of its executive officers a special bonus in the amount of such officer’s yearly base salary if (i) a sale transaction closes on or before March 31, 2009, and (ii) the officer is still employed by the Company (unless the officer was terminated without cause) three months after such closing. Any bonus payable to an officer terminated without cause before that time would be reduced by the amount of any severance received as a result of such termination; and

•	the acceleration of the vesting of all outstanding options and restricted stock granted to the Company’s employees and directors upon the close of any sale transaction.

Item 8.01	Other

On May 28, 2008, the Company issued a press release announcing that a special committee of its independent directors has decided to solicit offers to purchase the Company.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release issued by Learning Tree International Inc. dated May 28, 2008 furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated May 28, 2008	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht Chief Executive Officer